CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to all references to our firm included in or made part of the Statement on Form N-14 of Frank Funds, including the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Abington, Pennsylvania

March 12, 2018